Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000
Targa Resources Corp. Prices Initial Public Offering
HOUSTON, December 6, 2010 —Targa Resources Corp. (“TRC” or the “Company”), formerly known as Targa Resources Investments Inc., the owner of the general partner of Targa Resources Partners LP (NYSE: NGLS), announced today that it has priced its initial public offering of 16,375,000 shares of its common stock at $22.00 per share. The underwriters have been granted a 30-day option to purchase up to an additional 2,456,250 shares of common stock. The common shares will begin trading on Tuesday, December 7, 2010, on the New York Stock Exchange under the symbol “TRGP.” The offering is expected to close on or about December 10, 2010.
Upon conclusion of the offering, the public will own approximately 38.7 percent of the outstanding common shares of TRC, or 44.5 percent if the underwriters exercise, in full, their over-allotment option.
Barclays Capital, Morgan Stanley, BofA Merrill Lynch, Citi and Deutsche Bank Securities are acting as joint book-running managers. In addition, Credit Suisse, J.P. Morgan, Wells Fargo Securities, Raymond James, RBC Capital Markets and UBS Investment Bank are acting as co-lead managers for the offering. Robert W. Baird and ING are acting as co-managers of the offering.
This offering of common stock is being made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from the offices of:
•	Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Ave. Edgewood, NY 11717. By telephone at (888) 603-5847 or by email at barclaysprospectus@broadridge.com;

•	Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014. By telephone (866) 718-1649 or by email at prospectus@morganstanley.com;

•	BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email at dg.prospectus_requests@baml.com;

•	Citi, Brooklyn Army Terminal, Attn: Prospectus Department, 140 58th Street, 8th floor, Brooklyn, NY 11220. By telephone: (800) 831-9146 or by email at batprospectusdept@citi.com;

•	Deutsche Bank Securities, Attn: Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, NJ 07311. By telephone: (800) 503-4611 or by email at prospectus.cpdg@db.com.
A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state.

Forward-looking Statement
The statements in this news release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.
About Targa Resources Corp.
Targa Resources Corp., formerly known as Targa Resources Investments Inc., owns general and limited partner interests, including incentive distribution rights (“IDRs”), in Targa Resources Partners LP (NYSE: NGLS), a publicly traded Delaware limited partnership that is a leading provider of midstream natural gas and natural gas liquid services in the United States. Targa Resources Partners LP is engaged in the business of gathering, compressing, treating, processing and selling natural gas and storing, fractionating, treating, transporting and selling natural gas liquids, or NGLs, and NGL products.
Targa Resources Corp.’s principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002, and its telephone number is 713-584-1000.
Investor contact:
713-584-1133
Anthony Riley
Sr. Manager — Finance / Investor Relations
Matthew Meloy
Senior Vice President — Chief Financial Officer and Treasurer

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